ACQUISITION AND JOINT VENTURE AGREEMENT

     This Acquisition and Joint Venture Agreement (hereinafter "Agreement") is made and entered into as of this 18th day of March 2000 by and between CypherComm, Inc., a Delaware corporation ("CypherComm "), and e-MedSoft.com, a Nevada corporation ("e-Med").

                                  RECITALS

     CypherComm, an applied sciences firm, is in the business of developing security solutions and technology which enable protection of networks, multimedia, information and knowledge stockpiles, and electronic transactions. CypherComm has developed its Cypher Linked Exchange System ("CypherLXS") technology, which secures public and private communications infrastructure, and all digital compatible processes, platforms and devices. In connection therewith, CypherComm represents that it has applied for and been granted eleven (11 ) federal patents identified in the attached License Agreement (Exhibit "B" and referred to hereinafter as "License Agreement") and, hereafter, the use of the term "CypherLXS" shall mean and refer to all technology which is current owned by CypherComm including, without limitation, that embodied in and by the eleven (11 ) federal patents identified and attached hereto. e-Med is in the business of developing medical process and practice management technology which seeks to provide comprehensive healthcare solutions via the internet and other communications methods to physicians and healthcare organizations. In connection therewith, e-Med has developed a wide range of trade secret protected Internet software applications. In addition, e-Med and certain subsidiaries of e-Med have expanded the application and scope of its technologies beyond the healthcare industry.

     e-Med and CypherSoft, Inc. ("CypherSoft"), a company affiliated to CypherComm, entered into a memorandum of understanding dated October 7, 1999, and a Joint Development Agreement dated December 16, 1999 (collectively, the "Prior Agreements"), pursuant to which performance thereunder has been fully rendered to date. In connection with the carrying out of these Prior Agreements, e-Med and CypherComm have both satisfied themselves about the efficacy of the other's technologies and solutions. Specifically, the parties believe that the combination of (a) e-Med's Internet and computer software technology and expertise, on the one hand, and (b) CypherComm's patented security technology and proficiency in applying such to a broad range of problems and outcomes, on the other hand, represent an enormous and long term business opportunity for both companies. Because of these perceived synergies, CypherComm and e-Med have been in discussions concerning the potential applications of the CypherLXS technology. Exhibit A attached hereto lists certain, but not necessarily all, of the vertical markets for which the CypherLXS technology could enable a more advanced security solution than that available in the current market place. CypherComm and e-Med are now desirous of broadening their relationship beyond that established in the Prior Agreements and into a permanent relationship whereby the CypherLXS technology may be appropriately developed for such vertical markets. The primary objectives of CypherComm and e-Med to be accomplished herewith, as listed more fully in the body of the Agreement, are:

     1. To exclusively license to a company newly formed by e-Med as a wholly-owned subsidiary ("Newco Med") the CypherLXS technology to enable e-Med, through Newco Med, to provide the CypherLXS enabled secure medical information management system to the Medical Solutions vertical market listed on Exhibit A attached hereto. In exchange for such license, CypherComm shall receive (a) 25 percent of the net profits of Newco Med as long as Newco Med remains a company that is wholly owned as a subsidiary of e-Med and, in addition, (b) warrants priced at $.01 per share to purchase, in the event of a sale of any Newco Med equity securities to others (whether in a private offering or a public offering), up to an amount of such equity securities as shall be equal to 25 percent of any such equity securities outstanding prior to the sale of such securities. Upon the exercise of such warrants as a result of the private or public offering of Newco Med securities, CypherComm's right to receive 25 percent of the net profits of Newco Med shall terminate even if CypherComm chooses to exercise an amount of such warrants less than 25 percent of Newco Med's outstanding equity securities. It is the parties' intention and understanding that the decision whether or not to engage Newco Med in a sale of its equity securities shall be made at the sole discretion of e-Med, but once e-Med decides to and does in fact sell any of Newco Med's equity securities then and only then will CypherComm's right to receive up to a 25 percent equity interest in NewCo Med be triggered;

     2. To sell to e-Med up to 15 percent of CypherComm common stock for a combination of consideration including (i) e-Med common stock having an aggregate market value as of a certain date equal to $25,000,000, (ii) $15,000,000 of cash consideration, and (iii) certain office space. The sale of such stock to e-Med is intended to provide to e-Med an opportunity to participate in up to 15 percent of the revenues and other consideration derived from providing the CypherLXS technology to all vertical markets listed on Exhibit A attached hereto, other than the Medical Solutions vertical market; and

     3. To form a limited liability company ("Newco Labs") in which CypherComm and e-Med shall each for all purposes have a 50 percent membership interest. Newco Labs shall be the exclusive technology development and distribution center for both CypherComm and e-Med as it pertains to the development of security technology solutions using CypherLXS, and Newco Labs -- subject to the License Agreement and also subject to CypherComm's outright ownership in vertical markets other than the Medical Solutions vertical market as set out in the License Agreement -- shall provide technical solutions and products necessary to support all CypherLXS enabled vertical markets. Nothing in this provision shall be construed to in any manner limit the rights of Newco Med, under its License Agreement with CypherComm, to use those certain technologies under the License Agreement without any further payment or consideration to Newco Labs. Furthermore, CypherComm and Newco Med shall have unlimited rights to use and exploit all products and solutions developed by Newco Labs in their specific authorized vertical markets (i.e., Newco Med in the Medical Solutions vertical market and CypherComm in all other markets). Nothing in this Agreement shall entitle or be construed to permit or authorize or give Newco Labs any right to distribute, sell or market to the public any security solutions it may develop from time to time. The parties' intention is to form and operate the limited liability company pursuant to the Operating Agreement attached hereto as Exhibit "C."

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Newco Med

     1.1 Formation. On or before March 31, 2000, e-Med shall form Newco Med as a wholly-owned subsidiary of e-Med. All matters relating to formation including, without limitation, state of incorporation and initial capitalization shall be determined solely by e-Med; provided, however, that e-Med shall obtain CypherComm's prior written consent to the selection of Newco Med's name, which consent shall not be unreasonably withheld, and as long as the warrants referred to in Section 1.3 hereof are outstanding, Newco Med shall not create any class of stock other than a single class of common stock without CypherComm's prior written consent, which consent shall not be unreasonably withheld. The formation of Newco Med shall be an express condition subsequent to the enforcement of this Agreement. Any commitments made in this Agreement by e-Med "as incorporator of Newco Med" shall be fully binding upon Newco Med and shall be deemed automatically and irrevocably assigned and transferred to Newco Med the instant Newco Med is incorporated without any further act by any party hereto.

     1.2 License of CypherLXS Technology. Concurrently herewith, CypherComm as licensor, and e-Med -- as the incorporator of Newco Med -- as licensee, shall enter into an exclusive, worldwide license of CypherLXS technology for the Medical Solutions vertical market pursuant to the License Agreement Exhibit B hereto, in exchange for, subject to Section 1.3 hereof, a royalty equal to 25 percent of the "net profits" (as defined in the License Agreement) of Newco Med during the term of the License Agreement.

     1.3 Warrants. Concurrently herewith, e-Med shall and as incorporator of Newco Med and by signing this Agreement hereby does, cause Newco Med to issue to CypherComm warrants (the "Warrants"), which Warrants shall be non-transferable and exercisable only by CypherComm at a price of $.01 per share in the event of a sale of any Newco Med equity securities pursuant to a private placement or public offering which results or would result in Newco Med being anything other than a wholly owned subsidiary of e-Med. The Warrants shall entitle CypherComm to purchase up to an amount of such equity securities as shall be equal to 25 percent of the total outstanding equity securities of Newco Med prior to any such private placement or public offering of Newco Med securities Upon the exercise of the Warrants as a result of a private or public offering of Newco Med equity securities, no further royalties provided for under the License Agreement shall be due to CypherComm and the license of CypherLXS technology thereunder shall be deemed to be a royalty free, fully paid-up license and a material part of the consideration for the purchase of such Newco Med securities by CypherComm pursuant to the Warrants.

     1.4 Newco Med Business; Pricing to e-Med. The parties hereto hereby agree that Newco Med's primary business shall be to facilitate the distribution of CypherLXS enabled products and services throughout the Medical Solutions vertical market. CypherComm and e-Med hereby agree that in order to maximize market share of such CypherLXS enabled products and services, e-Med shall pay prices to Newco Med no less than Newco Med established preferred customer rates charged within the Medical Solutions vertical market when purchasing such products and services for its own account from Newco Med.

     2. Sale of CypherComm Stock

     2.1 CypherComm Representation. CypherComm hereby represents and warrants to e-Med that it is authorized to issue only a single class of common stock. As long as the option set forth in this Section 2.2 hereof is outstanding, CypherComm shall not create any additional class of stock without e-Med's prior written consent, which consent shall not be unreasonably withheld.

     2.2 Grant of Option to Purchase CypherComm Stock. CypherComm hereby grants to e-Med an option to purchase up to 15 percent of the outstanding common stock of CypherComm, which option is irrevocable but non-transferable and only exercisable by e-Med. The purchase price for such option shall be payable (i) through the issuance to CypherComm of that number of shares of e-Med common stock as shall have an aggregate market value of $25,000,000, determined using the average closing price of e-Med common stock during the 21 trading days immediately preceding March 17, 2000; (ii) through the issuance to CypherComm of a warrant to purchase one million (1,000,000) shares of common stock of e-Med at an exercise price of $20.00 per share, to be issued in the form set out in the Warrant Agreement attached hereto as Exhibit "D" which warrant shall not be issued by e-Med until thirty days following the announcement by e-Med or Newco Med of the completion into a Medical Solutions vertical market of a commercially distributable product using the CypherLXS technology (it shall be in the sole discretion of e-Med as to whether to announce and begin distributing CypherLXS products); and (iii) in consideration of e-Med's agreement to fund the cost of the rental obligations of the office space referred to in Section 4 hereof, valued upon lease execution at the net present value of such rental obligations over the term of the lease for such office space.

     2.3 Exercise of Option. The parties intend that this option may be exercised by e-Med in whole, or from time to time on a direct pro rata basis in part, through the quarterly payment by e-Med in immediately available funds of not less than $750,000 per exercise up to a total payment of $15,000,000.00 and (assuming the payment of the full $15,000,000.00 as provided herein) the total receipt of 15% of CypherComm. If e-Med intends to exercise this option in part, e-Med shall pay to CypherComm an amount in immediately available funds of not less than $750,000 concurrently with the execution of this Agreement and after the payment of such funds e-Med shall be deemed to have successfully exercised its option to purchase a total of five percent (5%) of fifteen percent (15%) of CypherComm's equity securities (or a total of .0075 ownership of CypherComm) and CypherComm shall immediately issue to e-Med a share certificate representing e-Med's ownership of such equity interest in CypherComm. e-Med shall then have the right every quarter to purchase an additional .0075 ownership percentage in CypherComm by paying an amount in immediately available funds of not less than $750,000 on the last day of each calendar quarter after execution of this Agreement to and including December 31, 2005 (the "Option Expiration Date"). The failure to make any such option payment within thirty (30) business days of receiving written notice from CypherComm of e-Med's failure to make the quarterly payment as provided herein, shall result in the automatic termination of any unexercised portions of this option in advance of the Option Expiration Date. e-Med shall have the right to fully exercise this option at any time before the Option Expiration Date by the payment in immediately available funds of $15,000,000, less the aggregate amount of any payments which have been made to CypherComm through the prior pro rata exercise of this option. Upon the initial exercise of this option, e-Med shall execute that certain Buy-Sell agreement to which present stockholders of CypherComm and CypherComm are parties.

     2.4 Shares Acquired. Upon the exercise of this option from time to time, e-Med shall be deemed to own by virtue of such exercise, and shall be entitled to receive and CypherComm shall provide e-Med, the product of (i) 15 percent of the outstanding shares of CypherComm common stock, and (ii) the percentage derived from dividing $15,000,000 into the amount of any payment made on account of such exercise. The number of shares of common stock to which e-Med shall be entitled shall be delivered to e-Med within 10 business days of any payment on account thereof.

     2.5 e-Med Restricted Stock. CypherComm acknowledges that the e-Med common stock to be delivered to CypherComm pursuant to Section 2.2 hereof will not have been registered with the Securities and Exchange Commission or issued pursuant to a public offering and, therefore, will be "restricted securities." e-Med hereby covenants that as long as CypherComm holds such stock as "restricted securities," it will file all reports required to be filed by it under the Securities Act of 1933 and the Securities Exchange Act of 1934 and that it will take such further action as required and as CypherComm may reasonably request, all to the extent necessary from time to time to enable CypherComm to sell such stock without registration under the Securities Act of 1933 within the limitation of the exemptions provided by (i) Rule 144 thereunder, as such rule may be amended from time to time, or (ii) any applicable rule or regulation hereafter adopted by the Securities and Exchange Commission.

     3. Newco Labs

     3.1 Formation. CypherComm and e-Med shall form Newco Labs as a California limited liability company and all matters appertaining to Newco Labs shall be governed by the Operating Agreement appended hereto as Exhibit "C" and executed by the parties concurrently herewith. The actual name of Newco Labs shall be mutually acceptable to both CypherComm and e-Med.

     3.2 Primary Business Purpose. Newco Labs shall be the technology development center for both CypherComm and e-Med, and shall provide technical solutions and products to all CypherLXS enabled vertical markets. In furtherance of the foregoing, Newco Labs shall perform CypherLXS client and server development, CypherLXS subsystem development, and shall provide vertical market specific CypherLXS products and services for fees. Newco Labs shall be solely responsible for certifying compliance with CypherLXS processing, protocol, subsystem and interoperability requirements. Newco Labs shall be the exclusive technology development center for both CypherComm and e-Med as it pertains to the development of security technology solutions using CypherLXS, and Newco Labs -- subject to the License Agreement and also subject to CypherComm's outright ownership in vertical markets other than the Medical Solutions vertical market as set out in the License Agreement ~ shall provide technical solutions and products necessary to support all CypherLXS enabled vertical markets. Nothing in this provision shall be construed to in any manner limit the rights of Newco Med, under its License Agreement with CypherComm, to use those certain technologies under the License Agreement without any further payment or consideration to Newco Labs. Furthermore, CypherComm and Newco Med shall have unlimited rights to use and exploit all products and solutions developed by Newco Labs in their specific authorized vertical markets (i.e., Newco Med in the Medical Solutions vertical market and CypherComm in all other markets). Nothing in this Agreement shall entitle or be construed to permit or authorize or give Newco Labs any right to distribute, sell or market to the public any security solutions it may develop from time to time.

     3.3 Organization. Newco Labs shall have an office of the Chair of the Board, occupied initially by W. Cedric Johnson as co-chair, and John F. Andrews as co-chair. The president of Newco Labs shall be a person selected mutually by Messrs. Johnson and Andrews. Newco Labs shall be headquartered in e-Med's Camarillo, California facility in separate space of up to 25,000 rentable square feet, as reasonably required, at no cost to Newco Labs for a period of five years following the date that it takes occupancy of such space.

     3.4 Funding. CypherComm's capital contribution to Newco Labs shall be (a) a transfer of a revocable license of the CypherLXS technology to enable Newco Labs to perform its business function in the manner that the parties intend and (b) CypherComm's agreement to fund to Newco Labs as capital contributions at least seventeen percent (17%) of all monies funded by e-Med pursuant to
Section 2.3 above, all as more fully set forth in the Operating Agreement, Exhibit "C" hereto. e-Med's capital contribution to Newco Labs shall be (a) a transfer of a revocable license of certain e-Med technology to enable Newco Labs to perform its business function in the manner that the parties intend,
(b) e-Med's agreement to fund to Newco Labs as capital contributions the same amount of money as is funded by CypherComm pursuant to subsection b of the CypherComm capital contribution section set out earlier in this paragraph 3.4 and (c) the space provided to Newco Labs pursuant to Section 3.3 hereof, all as set forth in the Operating Agreement, Exhibit"C" hereto.

     4. CypherComm Corporate Headquarters. As soon as reasonably practicable following the Closing Date, CypherComm shall relocate its corporate offices into office space in West Los Angeles, California that CypherComm deems acceptable to it, for a term of not less than five years. CypherComm shall have the responsibility of locating such space and negotiating all lease terms, all of which shall be subject to the approval of e-Med (which approval shall not be unreasonably withheld), and e-Med shall execute the lease and pay the cost thereof in consideration of the grant of the option set forth in
Section 2 hereof.

     5. Board Seats. As soon as practicable following the Closing Date, a representative of CypherComm shall be appointed to the Board of Directors of e-Med. As soon as practicable following the Closing Date, a representative of e-Med shall be appointed to the Board of Directors of CypherComm. Each party shall have the right to be represented on the other's board of directors until such time as either party gives notice to the other that such board representation is no longer desired.

     6. Representations and Warranties of CypherComm. CypherComm hereby represents and warrants to e-Med:

     6.1 Organization and Corporate Authority. CypherComm is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and Authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements to be executed by CypherComm in connection herewith have been (or upon execution will have been) duly executed and delivered by CypherComm, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of CypherComm.

     6.2 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement by CypherComm and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any judgment, decree, order or award of any court, governmental body or arbitrator, or, to the best of CypherComm's knowledge, any law, rule or regulation applicable to CypherComm.

     6.3 Regulatory Approvals. To the best of CypherComm's knowledge, all consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by CypherComm and which are necessary for the execution and delivery by CypherComm of this

Agreement and any documents to be executed and delivered by CypherComm in connection herewith, and which are necessary for the consummation of the transactions contemplated hereby, have been obtained and satisfied.

     6.4 Investment Representation. CypherComm is acquiring e-Med common stock pursuant to Section 2 hereof for investment purposes and not with a view to the distribution thereof.

     6.5 Material Litigation. There are no claims, actions or proceedings pending against CypherComm, or to the best of its knowledge, threatened, which are likely to have a material adverse affect on CypherComm or any of its property.

    6.6 Stockholders. W. Cedric Johnson is the majority stockholder of CypherComm. Mr. Johnson's spouse is aware of this transaction and has consented thereto. No actions or proceedings are pending or, to the best of Mr. Johnson's knowledge threatened, with respect to his shares of CypherComm stock.

     7. Representations and Warranties of e-Med. e-Med hereby represents and warrants to CypherComm:

     7.1 Organization and Corporate Authority. e-Med is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and Authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements to be executed by e-Med in connection herewith have been (or upon execution will have been) duly executed and delivered by e-Med, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of e-Med.

     7.2 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement by e-Med and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any judgment, decree, order or award of any court, governmental body or arbitrator, or, to the best of e-Med's knowledge, any law, rule or regulation applicable to e-Med.

     7.3 Regulatory Approvals. To the best of e-Med's knowledge, all consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by e-Med and which are necessary for the execution and delivery by e-Med of this Agreement and any documents to be executed and delivered by e-Med in connection herewith, and which are necessary for the consummation of the transactions contemplated hereby, have been obtained and satisfied.

     7.4 Investment Representation. In the event of the exercise of the option set forth in Section 2.2 hereof, e-Med will acquire CypherComm common stock for investment purposes and not with a view to the distribution thereof.

     7.5 Material Litigation. There are no claims, actions or proceedings pending against e-Med, or to the best of its knowledge, threatened, which are likely to have a material adverse affect on e-Med or any of its property.

     8. Conditions to Closing

     There are no conditions precedent to closing of this Agreement, as the Agreement shall be and hereby is closed upon execution hereof. Any conditions subsequent to the parties' obligations hereunder are expressly identified in the Agreement and in the absence of any such express identification there shall be no conditions subsequent to this Agreement.

     9. Miscellaneous

     9.1 Publicity. Each of CypherComm and e-Med hereby agrees not to disclose to any person or entity or to make any public statement concerning the transactions contemplated herein without the prior written consent of the other, except that the foregoing shall not apply to (i) any disclosure required by law, (ii) any disclosure to the employees, agents and representatives of either party hereto which such party deems to be reasonably necessary, and (iii) any disclosure related to the structure of the business relationship between the parties provided for herein but not quantitative information. As it is the current intention of the parties that CypherComm shall undergo a change in its corporate trade name, any public statement or release appertaining or relating to this Agreement shall refer to CypherComm using the trade name or trade names chosen by CypherComm (within its sole discretion) after undergoing its corporate change of trade name.

     9.2 Covenants Not to Compete.

         (a) Without the prior written consent of e-Med, CypherComm will not, directly or indirectly, engage in any business competitive with the business of e-Med described in the Recitals of this Agreement in any county or other political subdivision of any state of the United States of America (or part thereof) or any other political subdivision of the World where such business is conducted at any time during the term of this Agreement. Without the prior written consent of CypherComm, e-Med will not, directly or indirectly, engage in any business competitive with the business of CypherComm described in the Recitals of this Agreement in any county or other political subdivision of any state of the United States of America (or part thereof) or any other political subdivision of the World where such business is conducted at any time during the term of this Agreement;

         (b) The covenants not to compete set forth herein shall extend during the term of this Agreement and for an additional period of five years thereafter, or until such earlier time as either party hereto, its successors or assigns, shall cease to carry on or have an interest in its respective business; and

         (c) The parties hereto agree that the duration and area for which the covenants not to compete set forth herein is to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the restriction shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that these covenants shall be deemed to be a series of separate covenants, one for each of the jurisdictions set forth above where these covenants are intended to be effective. Each party agrees that damages are an inadequate remedy for any breach of its covenant and that the non-breaching party shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions upon any actual or threatened breach of such covenant.

     9.3 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given three (3) days after delivery by certified mail, postage prepaid, return receipt requested, to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     If to CypherComm: CypherComm, Inc.
                       4553 Glencoe Ave., Suite 320
                       Marina Del Rey, California 90292
                       Attention: W. Cedric Johnson

     With a Copy to:   Rossi a. Russell, Esq.
                       10880 Wilshire Boulevard, Suite 1050
                       Los Angeles, California 90024

     If to e-Med:      e-MedSoft.com
                       1300 Marsh Landing Parkway
                       Jacksonville Beach, Florida 32250
                       Attention: John F. Andrews

     With a copy to:   Mitchell J. Stein, Esq.
                       20750 Ventura Boulevard, Suite 320
                       Woodland Hills, California 91364

     9.4 Assignability and Parties in Interest. This Agreement shall not be assignable by either of the parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

     9.5 Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California; and dispute hereunder shall be exclusively litigated and tried in the courts situated in Los Angeles, California.

     9.6 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute but one and the same instrument.

     9.7 Indemnification for Brokerage. CypherComm and e-Med each represents and warrants to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. CypherComm and e-Med each agree to indemnify and hold and save harmless the other from any claim or demand for commissions or other compensation by any other person or entity claiming to have been employed by or on behalf of any such party.

     9.8 Complete Agreement. This Agreement and the Exhibits hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings, except that the confidentiality and nondisclosure provisions of the Prior Agreements shall remain in full force and effect. There have been no prior oral or written representations or understandings by or between the parties hereto.

     9.9 Modifications Amendments and Waivers. At any time after execution of this Agreement the parties hereto may, by written agreement but only if such written agreement is signed by all parties hereto:

         (a) Extend the time for the performance of any of the obligations or other acts of the parties hereto;

         (b) Waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement;

         (c) Waive compliance with any of the covenants or agreements contained in this Agreement; and/or

         (d) Amend or supplement or modify any of the provisions of this Agreement.

     9.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.11 Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

     9.13 Dispute Resolution. In the event that a dispute shall arise between the parties hereto with respect to this Agreement or any of the documents or instruments to be delivered pursuant hereto, the parties shall meet and confer for a period of ninety (90) days ("Mediation Period") in an effort to resolve such dispute before the commencement of any legal action. The ninety day period shall begin upon the providing by one party to the other of written notification regarding its intention to begin the running of the Mediation Period, and the parties agree that their respective Chief Executive Officers shall meet in person at least six (6) times during the Mediation Period to attempt to resolve any issues. Other than litigation commenced to obtain injunctive relief for a violation of this Agreement, any litigation commenced prior to the running of a Mediation Period shall be conclusively deemed by the parties to have been initiated in bad faith and frivolously.

     9.14 Term of this Agreement. This Agreement shall have a term which commences upon the execution hereof and continues in effect as long as any rights or obligations of the parties hereunder or under any document delivered pursuant hereto are still in existence or are executory.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in its corporate name by a duly authorized officer thereof as of the date first above written.

CYPHERCOMM, INC.                      E-MEDSOFT.COM


By:/s/ W. Cedric Johnson              By:/s/ John F. Andrews
   Its:  Chief Executive Officer         Its:  Chief Executive Officer